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                            EXHIBIT 99(c)
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                    FIRST NATIONAL BANK IN PAMPA
                   A NATIONAL BANKING ASSOCIATION

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              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                  TO BE HELD ON ____________, 1995

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    The Special Meeting of Shareholders (the "Special Meeting")
of First National Bank in Pampa ("First National") will be held on ____________, 1995, at 2:00 p.m., local time, at the offices of First National, 100 North Cuyler Street, Pampa, Texas 79066, for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Merger dated
November 14, 1994, attached as Appendix A to the accompanying Proxy Statement/Prospectus, providing for the merger of First National with and into Boatmen's First National Bank of Amarillo, a national banking association and second-tier subsidiary of Boatmen's Bancshares, Inc.

    Only the holders of common stock of First National of record at the close of business on April 20, 1995 are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

    EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY
THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING. The prompt return of your signed proxy will help assure a quorum and aid First National in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting.

                          By Order of the Board of Directors



                          Cashier

Pampa, Texas

____________, 1995

FIRST NATIONAL SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK
CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM
AND INSTRUCTIONS FOR SUBMITTING SUCH CERTIFICATES.